EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement of Bridgeline Digital, Inc. on Forms S-8 (Nos. 333-213185, 333-208891, 333-170819, 333-188854, 333-181677 and 333-181678) and Form S-3 (No. 333-214602) of our report dated December 16, 2016, and with respect to our audits of the consolidated financial statements of Bridgeline Digital, Inc. as of September 30, 2016 and 2015 and for the years then ended, which report is included in this Annual Report on Form 10-K of Bridgeline Digital, Inc. for the year ended September 30, 2016.

/s/ Marcum LLP

Marcum LLP

Boston, Massachusetts

December 16, 2016